EXHIBIT 10.2

Offer Letter to Mr. Hurwitz

August 23, 2010

Mr. Harold (Hal) Hurwitz

21 Lexington
Irvine, CA  92620

Dear Hal:

On behalf of Pro-Dex, Inc., I am pleased to extend our offer of employment to you for the position of Vice President and Chief Financial Officer under the terms and conditions described in this letter.

Date of Hire

Your employment with Pro-Dex, Inc. will begin on a date to be mutually determined, but no later than September 30, 2010.  Should your start date occur later than September 15, 2010, we will enter a consulting arrangement with you at the same base salary from September 15th through your start date, but no later than September 30th.

Base Compensation

Your rate of pay will be $7,115.38, payable bi-weekly on every other Thursday, for an annual compensation of $185,000.  This is a full-time, exempt position.

Bonus Compensation

You, will be eligible to participate in the Annual Incentive Plan which is the company’s executive performance bonus program..  Your initial target bonus award under this plan will be 25% of your base salary.  Your actual incentive under this plan is dependent upon achievement of the Company operating income targets and your individual goals and the terms of the plan. Upon its implementation, you will also be eligible to participate in the Company’s Long Term Incentive Plan with a target award that has not yet been determined.  You will not be eligible to participate in the company wide bonus plan.

Equity Grants

You will be eligible to participate in any program of stock option or other equity grants which the Company may from time to time provide key employees.  Such grants are made under the terms and provisions of the First Amended and Restated 2004 Stock Option Plan in varying amounts to individual participants based upon their perceived impact upon the long term success of the Company and are made at the sole and absolute discretion of the Board, generally at the first Board meeting following the filing of the Company’s Form 10-K for the previous fiscal year.   Subject to the foregoing, your initial grant under this program will be 20,000 options to purchase the Company’s common shares at the average of the high and low prices for the Company’s shares on the grant date and which will vest ratably over the 36 month period following the grant date.   The options will have a term of ten years from the grant date and to the maximum extent permissible under the relevant Internal Revenue Service regulations, will be made as Incentive Stock Options.

Associate Benefits

You will be eligible for health benefits the first of the month following one (1) month of full-time active employment.  Assuming a September 18th start date, you will become eligible to participate in health benefit programs starting November 1, 2010.  These benefits include health, dental, vision, and life insurance.  Optional benefits include supplemental insurance products, flexible medical and dependent care savings plans, and health savings accounts.

In addition, associates may enroll in the Company’s 401(k) program quarterly, beginning January 1, April 1, July 1 and October 1.  Following the completion of six months of employment, Pro-Dex matches associate 401(k) contributions at a rate of $0.25 per dollar up to a total employee contribution of 5% of an associate’s base salary.  Further details of such benefits will be explained in your Orientation Meeting on your first day of employment.

You should note that, if you were previously covered for medical insurance and you obtain a certificate of insurance from your previous employer, HIPAA regulations prohibit restrictions of pre-existing conditions when you enroll with a new employer provided that you attach a copy of the certificate to your enrollment form.

You will receive Paid Time Off (PTO) in accordance with the plan applicable to other senior executives in the company.

Reporting Relationship

This position is based in Irvine, California and reports to the Chief Executive Officer.

Employment Relationship

Your employment will be “at-will.”  This means that you or Pro-Dex, Inc. may decide to change the status of your employment or terminate the employment relationship at any time, for any reason or no reason, with or without cause or prior notice.  Your “at-will” employment relationship may not be changed except in writing signed by the CEO of Pro-Dex, Inc. with the approval of the Board of Directors.

Employment Contingency

This offer of employment and/or your employment by Pro-Dex, Inc. is contingent upon the fulfillment of items listed in Exhibit A.

Agreements with Prior Employers

By your signature below, you represent to us that, as of such signature date, you are not bound by any proprietary or confidentiality agreements or covenants with any prior employers, customers, clients, etc. that would have a bearing on or create a conflict of interest with the position you are being offered with our Company.

* * * * * * * * * * * * * * *

Hal, I want you to know how excited I am to have you join the Pro-Dex team.  I am confident that we will enjoy a mutually rewarding relationship.  If you have any questions, please let me know.

If the terms of this letter are agreeable to you, please sign in the space provided below indicating your understanding of and agreement to the provisions of this offer of employment and return it to me as soon as possible.

Sincerely,

Mark P. Murphy

Chief Executive Officer

I have read the above terms of this offer of employment and I accept and agree to them.

/s/ Harold (Hal) Hurwitz                  ________________

Harold (Hal) Hurwitz                                  Date

Enclosures